                                                                    EXHIBIT 10.1











                               PURCHASE AGREEMENT


                            DATED AS OF JUNE 15, 2000


                                     BETWEEN


                                   PSINET INC.


                                       AND


                              XPEDIOR INCORPORATED

                                TABLE OF CONTENTS

                                                                                    PAGE
     ARTICLE I Purchase and Sale ................................................      1

     Section 1.1  Purchase and Sale .............................................      1
     Section 1.2  Preferred Stock ...............................................      1
     Section 1.3  Closing .......................................................      1
     Section 1.4  Deliveries at Closing .........................................      1

     ARTICLE II Representations and Warranties of Xpedior .......................      2

     Section 2.1  Organization and Qualification ................................      2
     Section 2.2  Capitalization ................................................      2
     Section 2.3  Authority Relative to this Agreement and the Transactions .....      4
     Section 2.4  No Conflicts; Required Filings and Consents ...................      4
     Section 2.5  Reports and Financial Statements ..............................      5
     Section 2.6  Litigation ....................................................      6
     Section 2.7  Absence of Certain Changes or Events ..........................      6
     Section 2.8  Employee Benefit Plans ........................................      7
     Section 2.9  Labor Relations ...............................................      9
     Section 2.10 Taxes .........................................................     10
     Section 2.11 Compliance with Applicable Laws ...............................     10
     Section 2.12 Assets of Xpedior and Its Subsidiaries ........................     11
     Section 2.13 Material Contracts ............................................     11
     Section 2.14 Intellectual Property .........................................     12
     Section 2.15 Interested Party Transactions .................................     13
     Section 2.16 Environmental Matters .........................................     13
     Section 2.17 Restrictions on Business Activities ...........................     14
     Section 2.18 Certain Business Practices ....................................     14
     Section 2.19 Insurance .....................................................     15
     Section 2.20 Brokers; Expenses .............................................     15
     Section 2.21 Private Offering ..............................................     15
     Section 2.22 Investment Company ............................................     15

     ARTICLE III Representations and Warranties of PSINet .......................     15

     Section 3.1  Organization and Qualification ................................     15
     Section 3.2  Authority Relative to this Agreement ..........................     16
     Section 3.3  No Conflicts, Required Filings and Consents ...................     16
     Section 3.4  Brokers .......................................................     16
     Section 3.5  Investment Intent .............................................     16
     Section 3.6  Status ........................................................     17

     ARTICLE IV Covenants .......................................................     17

     Section 4.1  Access to Information .........................................     17
     Section 4.2  Furnishing of Information .....................................     17
     Section 4.3  Integration ...................................................     17
     Section 4.4  Adoption of Shareholder Rights Plan ...........................     18
     Section 4.5  Information Statement .........................................     18

     Section 4.6  Repayment of Metamor Note .....................................     18
     Section 4.7  Transfer Restrictions .........................................     18
     Section 4.8  Acknowledgment of Dilution ....................................     19
     Section 4.9  Copies and Use of Disclosure Materials ........................     19
     Section 4.10 Increase in Authorized Shares .................................     20
     Section 4.11 Listing of Underlying Shares ..................................     20
     Section 4.12 Conversion Obligations of Xpedior .............................     20
     Section 4.13 Rights and Warrants ...........................................     20

     ARTICLE V General Provisions ...............................................     21

     Section 5.1  Survival of Representations, Warranties and Agreements ........     21
     Section 5.2  Notices .......................................................     21
     Section 5.3  Specific Performance ..........................................     22
     Section 5.4  Entire Agreement ..............................................     22
     Section 5.5  Assignments; Parties in Interest ..............................     22
     Section 5.6  Governing Law .................................................     22
     Section 5.7  Headings; Disclosure ..........................................     23
     Section 5.8  Certain Definitions and Rules of Construction .................     23
     Section 5.9  Counterparts ..................................................     26
     Section 5.10 Severability ..................................................     27
     Section 5.11 Fees and Expenses .............................................     27
     Section 5.12 Amendment .....................................................     27
     Section 5.13 Waiver ........................................................     27


     Exhibit A        Convertible Note
     Exhibit B        Certificate of Designations
     Exhibit C        Registration Rights Agreement
     Exhibit D        Legal Opinion of Ropes & Gray

                               PURCHASE AGREEMENT

     This PURCHASE AGREEMENT (this "AGREEMENT"), dated as of June 15, 2000, is entered into by and between PSINet INC., a New York corporation ("PSINET"), and XPEDIOR INCORPORATED, a Delaware corporation ("XPEDIOR"). Capitalized terms used in this Agreement and not defined in context shall have the meanings ascribed to them in Section 5.8(a).

     WHEREAS, the respective Boards of Directors of PSINet and Xpedior have approved the issuance and sale by Xpedior to PSINet of a Convertible Note, dated as of the date hereof, in substantially the form attached hereto as EXHIBIT A (the "CONVERTIBLE NOTE"), which is convertible into an aggregate of 1,000,000 shares of Xpedior's Series A 8-1/2% Cumulative Convertible Preferred Stock, par value $0.01 per share (the "SERIES A PREFERRED Stock"), all upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                PURCHASE AND SALE

     Section 1.1 Purchase and Sale. Upon and subject to the conditions of this Agreement, Xpedior shall issue and sell to PSINet, and PSINet shall purchase from Xpedior, the Convertible Note for a purchase price of $50,000,000 (the "PURCHASE PRICE").

     Section 1.2 Preferred Stock. The Series A Preferred Stock into which the Convertible Note is convertible shall have the powers, designations, preferences and relative, participating, optional and other rights and qualifications, limitations and restrictions as set forth in the Certificate of Designations in substantially the form attached hereto as EXHIBIT B (the "CERTIFICATE OF DESIGNATIONS").

     Section 1.3 Closing. The closing of the Transactions (the "CLOSING") shall take place on June 15, 2000. The Closing shall be held at the offices of Nixon Peabody LLP, 401 9th Street, N.W., Washington D.C., unless another place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the "CLOSING DATE".

     Section 1.4 Deliveries at Closing. At the Closing, (a) Xpedior shall deliver to PSINet (i) an executed copy of the Convertible Note, (ii) an executed copy of the Registration Rights Agreement, dated as of the date hereof, by and between Xpedior and PSINet, in substantially the form attached hereto as EXHIBIT C (the "REGISTRATION RIGHTS AGREEMENT"), (iii) an executed copy of the legal opinion, dated as of the date hereof, of Ropes & Gray, counsel to Xpedior, in substantially the form attached hereto as EXHIBIT D, (iv) evidence, in a form satisfactory to PSINet, that Xpedior has paid to Metamor Worldwide, Inc., a Delaware corporation which owns a majority in interest of the outstanding capital stock of Xpedior ("METAMOR"), prior to the Closing (except as otherwise provided in Section 1.4(b)(i)), all accounts payable from Xpedior to Metamor (the "METAMOR PAYABLE"), and (v) all other documents, instruments and writings required to have been delivered at or prior to the Closing by Xpedior pursuant to this Agreement or that PSINet may reasonably request; and (b) PSINet shall deliver to Xpedior (i) the Purchase Price, in immediately available funds, by wire transfer to the account or accounts designated in writing by Xpedior for such purpose at least three business days prior to the Closing Date (which account or accounts shall, to the extent the Metamor Payable remains outstanding as of the Closing, include an account designated by Metamor such that all or a portion of the Purchase Price to be paid by PSINet shall be delivered to Metamor, on Xpedior's behalf, in full satisfaction of the Metamor Payable), (ii) an executed copy of the Registration Rights Agreement, and (iii) all other documents, instruments and writings required to have been delivered at or prior to the date hereof by PSINet pursuant to this Agreement or that Xpedior may reasonably request.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF XPEDIOR

     Xpedior represents and warrants to PSINet that, except as disclosed on the Xpedior Disclosure Schedule which has been delivered to PSINet prior to the execution of this Agreement (the "XPEDIOR DISCLOSURE SCHEDULE"):

     Section 2.1 Organization and Qualification. Xpedior is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Xpedior's Subsidiaries is a corporation or limited liability company duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction in which it was formed. Each of Xpedior and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and, if applicable, is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so organized, qualified, licensed or in good standing, or to have such power and authority, when taken together with all other such failures would not have an Xpedior Material Adverse Effect. Xpedior has heretofore made available to PSINet a complete and correct copy of the certificate of incorporation, by-laws and other governing documents, each as amended to the date hereof, of Xpedior and each of its Subsidiaries.

     Section 2.2 Capitalization.

         (a) The authorized capital stock of Xpedior consists of 100,000,000 shares of common stock, par value $.01 per share (the "COMMON STOCK"), and 5,000,000 shares of preferred stock, par value $0.01 per share (the "PREFERRED STOCK"), of which 1,000,000 shares shall be designated as Series A 8-1/2% Cumulative Convertible Preferred Stock, par value $0.01 per share, pursuant to
Section 1.2. As of June 1, 2000, (i) 50,000,000 shares of Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and non-assessable, and 40,005,048 of which were owned beneficially and of record by Metamor, (ii) an aggregate of 15,000,000 shares of Common Stock were reserved for issuance under stock options issuable pursuant to Xpedior's Stock Incentive Plan (the "STOCK OPTIONS"), and (iii) no shares of Preferred Stock were issued or outstanding. As of May 31, 2000, there were outstanding Stock Options to purchase 11,164,385 shares of Common Stock, none of which will be subject to accelerated vesting or exercisability in connection with the execution and delivery of this Agreement or the consummation of the Transactions. No shares of capital stock of Xpedior or any of its Subsidiaries have been issued between March 20, 2000 and the date hereof.

         (b) The Convertible Note has been duly authorized and, when issued in accordance with this Agreement will be free and clear of any and all liens, charges, claims, encumbrances, restrictions and rights of first refusal or preemptive rights of any kind granted by or binding upon Xpedior (collectively, "LIENS") other than restrictions imposed by federal and applicable state securities laws. The Series A Preferred Stock into which the Convertible Note is convertible, and the Common Stock issuable in payment of dividends upon, and upon conversion of, the Series A Preferred Stock, has been duly authorized and, when issued in accordance with the Convertible Note and the Certificate of Designations, will be validly issued, fully paid and non-assessable, free and clear of any and all Liens other than restrictions imposed by federal and applicable state securities laws. Xpedior has an adequate reserve of Preferred Stock and Common Stock to enable it to perform its conversion and other obligations under this Agreement, the Convertible Note and the Certificate of Designations, which number of reserved and available shares of Preferred Stock and Common Stock is equal to, respectively, at least the number of shares of Preferred Stock as is issuable upon conversion of the Convertible Note and the number of shares of Common Stock as is issuable in payment of dividends upon, and upon conversion in full of, the Series A Preferred Stock, assuming the payment of all dividends in shares of Common Stock in accordance with the terms of the Certificate of Designations.

         (c) Except for the Convertible Note to be issued in connection with this Agreement, and except as set forth on the Xpedior Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights (including pursuant to convertible securities), stock appreciation rights, redemption rights, repurchase rights, voting, buy-sell or other agreements, arrangements, calls, commitments or rights of any kind relating to the issued or unissued capital stock of Xpedior or any of its Subsidiaries or obligating Xpedior or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Xpedior or any of its Subsidiaries. All shares of capital stock of Xpedior and its Subsidiaries subject to issuance pursuant to the Stock Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Without limiting the generality of the foregoing, neither Xpedior nor any of its Subsidiaries has adopted a shareholder rights plan or similar plan or arrangement. As of the date of this Agreement, there are no outstanding contractual obligations of Xpedior or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Xpedior or any of its Subsidiaries or to provide material funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person except as set forth on the Xpedior Disclosure Schedule. Except for the Registration Rights Agreement or as set forth on the Xpedior Disclosure Schedule, neither Xpedior nor any Person acting on its behalf has granted to any Person other than PSINet the right to (i) require Xpedior to file a registration statement under the Securities Act with respect to Common Stock or other securities of Xpedior held by them, or which they have a right to acquire, other than such rights as have heretofore been exercised and satisfied, or (ii) include any shares of Common Stock or other securities of Xpedior held by them, or which they have a right to acquire, in any registration statement filed by Xpedior.

         (d) Xpedior has taken action to cause Section 203 of the Delaware General Corporation Law to be inapplicable to Xpedior. The consummation of the Transactions will not cause PSINet to become an interested stockholder of Xpedior for the purposes of Section 203 of the Delaware General Corporation Law.

     Section 2.3 Authority Relative to this Agreement and the Transactions. Xpedior has all necessary power and authority to execute and deliver this Agreement, the Convertible Note and the Registration Rights Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement, the Convertible Note and the Registration Rights Agreement, by Xpedior, and the consummation by Xpedior of the Transactions, have been duly and validly authorized by all necessary corporate action of the stockholders (subject to, with respect to the issuance of the Series A Preferred Stock and the Common Stock issuable in payment of dividends upon, and upon conversion of, the Series A Preferred Stock, compliance with Section 4.5) and of the board of directors of Xpedior and no other corporate or stockholder proceedings on the part of Xpedior are necessary to authorize the execution and delivery of this Agreement, the Convertible Note and the Registration Rights Agreement, or to consummate the Transactions. This Agreement, the Convertible Note and the Registration Rights Agreement, have each been duly and validly executed and delivered by Xpedior and, assuming the due authorization, execution and delivery hereof by PSINet, if applicable, constitutes a legal, valid and binding obligation of Xpedior, enforceable against Xpedior in accordance with its terms.

     Section 2.4 No Conflicts; Required Filings and Consents.

         (a) Subject to, with respect to the issuance of the Series A Preferred Stock and the Common Stock issuable in payment of dividends upon, and upon conversion of, the Series A Preferred Stock, compliance with Section 4.5, the execution and delivery of this Agreement, the Convertible Note and the Registration Rights Agreement, by Xpedior do not, and the performance of this Agreement and consummation of the Transactions by Xpedior will not, (i) conflict with or violate the certificate of incorporation, by-laws or other governing documents of Xpedior or any of its Subsidiaries, (ii) assuming the consents, approvals, authorizations and waivers specified in Section 2.4(b) have been received and any condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with or violate any Law applicable to Xpedior or any of its Subsidiaries or by which any property or asset of Xpedior or any of its Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Xpedior or any of its Subsidiaries pursuant to, any contract, agreement, note, bond, mortgage, indenture, credit agreement, lease, license, permit, franchise or other instrument or obligation to which Xpedior or any of its Subsidiaries is a party or by which Xpedior or any of its Subsidiaries or any property or asset of Xpedior or any of its Subsidiaries is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above that would not have an Xpedior Material Adverse Effect or would not prevent or materially delay the consummation of the Transactions.

         (b) Subject to, with respect to the issuance of the Series A Preferred Stock and the Common Stock issuable in payment of dividends upon, and upon conversion of, the Series A Preferred Stock, compliance with Section 4.5, the execution and delivery of this Agreement, the Convertible Note and the Registration Rights Agreement, by Xpedior do not, and the performance of this Agreement, the Convertible Note and the Registration Rights Agreement, and consummation of the Transactions by Xpedior will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational (a "GOVERNMENTAL ENTITY"), except for (i) filings pursuant to exemptions from the Securities Act of 1933, as amended (the "SECURITIES ACT"), and applicable state securities or "blue sky" laws ("BLUE SKY LAWS") in connection with the sale and issuance of the Series A Preferred Stock, and (ii) filing and recordation of the Certificate of Designations as required by the Delaware General Corporation Law, except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have an Xpedior Material Adverse Effect or would not prevent or materially delay the consummation of the Transactions.

     Section 2.5 Reports and Financial Statements.

         (a) Xpedior has filed with the U.S. Securities and Exchange Commission (the "SEC") all forms, reports, schedules, registration statements, definitive proxy statements, information statements and other filings ("SEC REPORTS") required to be filed by it with the SEC since December 1, 1999. As of their respective dates, the SEC Reports complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports. As of their respective dates and as of the date any information from such SEC Reports has been incorporated by reference, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Xpedior has filed all material contracts and agreements and other documents or instruments required to be filed as exhibits to the SEC Reports.

         (b) The consolidated balance sheets of Xpedior as of December 31, 1999, 1998 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1999 and 1998 and the period from March 27, 1997 through December 31, 1997 (including the related notes and schedules thereto) contained in Xpedior's Form 10-K for the year ended December 31, 1999 (the "ANNUAL FINANCIAL STATEMENTS") present fairly, in all material respects, the consolidated financial position and the consolidated results of operations, retained earnings and cash flows of Xpedior and its consolidated Subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved, except as otherwise noted therein, including in the related notes.

         (c) The consolidated balance sheets and the related statements of operations and cash flows (including, in each case, the related notes thereto) contained in Xpedior's Form 10-Q for the quarterly period ended March 31, 2000 (the "QUARTERLY FINANCIAL STATEMENTS" and, together with the Annual Financial Statements, the "FINANCIAL STATEMENTS") have been prepared in accordance with the requirements for interim financial statements contained in Regulation S-X, which do not require all the information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with GAAP. The Quarterly Financial Statements reflect all adjustments necessary to present fairly in accordance with GAAP (except as indicated), in all material respects, the consolidated financial position, results of operations and cash flows of Xpedior and its consolidated Subsidiaries for all periods presented therein.

         (d) Except as described in the SEC Reports or as set forth on the Xpedior Disclosure Schedule, the adoption of SEC Staff Accounting Bulletin No. 101 (Revenue Recognition in Financial Statements) effective January 1, 2000 has not adversely impacted, and will not adversely impact, in any material respect, the amount or timing of revenue recognition by Xpedior or any of its Subsidiaries as compared to their prior revenue recognition practices.

         (e) Except for those liabilities that are fully reflected or reserved against on the Financial Statements or as set forth on the Xpedior Disclosure Schedule, neither Xpedior nor any of its Subsidiaries has outstanding any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, except for liabilities and obligations which have been incurred since March 31, 2000 in the ordinary course of business which are not material in nature or amount.

     Section 2.6 Litigation. Except as disclosed in the SEC Reports or on the Xpedior Disclosure Schedule, as of the date hereof, there is no civil, criminal or administrative suit, action or proceeding pending or, to the knowledge of Xpedior, threatened against or affecting Xpedior or any of its Subsidiaries that would have an Xpedior Material Adverse Effect, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Xpedior or any of its Subsidiaries that would have an Xpedior Material Adverse Effect.

     Section 2.7 Absence of Certain Changes or Events. Except as disclosed in the SEC Reports or on the Xpedior Disclosure Schedule, or as permitted by
Section 4.1 for events after the date hereof, since March 31, 2000, Xpedior and each of its Subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice, and since such date there has not been (a) any Xpedior Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Xpedior's or any of its Subsidiaries' capital stock, or any redemption, purchase or other acquisition of any of its or any of its Subsidiaries' capital stock, (c) any split, combination or reclassification of any of Xpedior's or any of its Subsidiaries' capital stock or, except with respect to the Stock Options, any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for any shares of any of Xpedior's or any of its Subsidiaries' capital stock, (d) any granting by Xpedior or any of its Subsidiaries to any officer of Xpedior or any of its Subsidiaries of any increase in compensation or any rights with respect to compensation in the event of a "change in control" (however defined) of Xpedior, except in the ordinary course of business consistent with prior practice or as required under employment agreements in effect as of March 31, 2000, copies of which have been provided previously to PSINet, (e) any granting by Xpedior or any of its Subsidiaries to any officer or any group or class of employees of Xpedior of any increase in severance or termination pay, except as required under employment, severance or termination agreements or plans in effect as of March 31, 2000, copies of which have been provided previously to PSINet, or as previously disclosed to PSINet, (f) any entry by Xpedior or any of its Subsidiaries into any employment, severance or termination agreement with any officer of Xpedior, or any increase in benefits available under, or establishment of, any Benefit Plan, except in the ordinary course of business consistent with past practice or as previously disclosed to PSINet, or (g) any material change in accounting methods, principles or practices by Xpedior, except insofar as may have been required by a change in GAAP.

     Section 2.8 Employee Benefit Plans.

         (a) SCHEDULE 2.8 sets forth a complete and correct list of all existing
(i) "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (ii) any other material pension plans or employee benefit arrangements or payroll practices (including severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock option or stock purchase arrangements or policies) maintained, or contributed to, by Xpedior, any of its Subsidiaries or any trade or business (whether or not incorporated) which is treated with Xpedior or any of its Subsidiaries as a single employer under Section 414(b), (c), (m) or (o) of the Code (an "ERISA AFFILIATE") with respect to employees of Xpedior, any of its Subsidiaries or any of their ERISA Affiliates (all such plans, arrangements or practices, the "BENEFIT PLANS" and each such plan which is sponsored, maintained or contributed to solely by one or more of Xpedior or its Subsidiaries is referred to as an "XPEDIOR BENEFIT PLAN"). Each Xpedior Benefit Plan is in writing and Xpedior has previously made available to PSINet a true and complete copy of each existing Xpedior Benefit Plan document, including all amendments thereto, and a true and complete copy of each material document, if any, prepared in connection with each such Xpedior Benefit Plan, including (A) a copy of each trust or other funding arrangement, (B) each summary plan description and summary of material modifications, (C) the most recently filed Form 5500, including all attachments thereto, (D) the most recently received IRS determination letter, and (E) the most recently prepared actuarial report and financial statement.

         (b) No "accumulated funding deficit" as defined in Section 412 of the Code exists with respect to any Xpedior Benefit Plan, whether or not waived. No "reportable event" within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA, has occurred with respect to any Xpedior Benefit Plan. Neither Xpedior nor any ERISA Affiliate of Xpedior has (i) engaged in, or is a successor corporation or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA, or (ii) incurred or reasonably expects to incur any material liability under (A) Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA, or (B) Section 4971 of the Code, that in either case could become a liability of PSINet or any of its Affiliates after the Closing Date. As of March 31, 2000, there was no material unfunded liability under any of the Benefit Plans, computed using reasonable actuarial assumptions and determined as if all benefits under such Benefit Plans were vested and payable as of such date. No event has occurred since

March 31, 2000 that would cause Xpedior to believe that as of the date of this Agreement there is any such material unfunded liability.

         (c) Each of the Xpedior Benefit Plans intended to qualify under Section 401(a) of the Code has received a favorable determination letter (or opinion letter in the case of a prototype plan) from the Internal Revenue Service (the "IRS") that such Benefit Plan is so qualified or is within the remedial amendment period for applying for such a determination letter, and, except as disclosed on the Xpedior Disclosure Schedule, nothing has occurred with respect to the operation of any such Benefit Plan which, either individually or in the aggregate, could cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code.

         (d) There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Xpedior Benefit Plan. None of Xpedior or its Subsidiaries is currently liable for any excise tax or penalty in connection with any Benefit Plan arising under the Code or ERISA, including but not limited to Sections 4971, 4972, 4975, 4979, 4980, 4980B and 4980D of the Code and Section 502 of ERISA, and, to the knowledge of Xpedior, no fact or event exists which could give rise to any liability except, in each case, for any such liability set forth on the Xpedior Disclosure Schedule or that would not have an Xpedior Material Adverse Effect.

         (e) All contributions and premiums required by Law or by the terms of any Xpedior Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) in all material respects.

         (f) The liabilities of each Xpedior Benefit Plan that has been terminated or otherwise wound up have been fully discharged in material compliance with applicable Law.

         (g) There has been no violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of the Xpedior Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Xpedior Benefit Plans which, either individually or in the aggregate, could result in a material liability to Xpedior or any of its Subsidiaries.

         (h) To the knowledge of Xpedior, there are no pending legal proceedings which have been asserted or instituted against any of the Xpedior Benefit Plans or their assets, Xpedior or any of its Subsidiaries, or the plan administrator or any fiduciary of any of the Xpedior Benefit Plans with respect to the operation of such plans (other than routine, uncontested benefits claims).

         (i) Each of the Xpedior Benefit Plans has been maintained, in accordance with its terms and all provisions of applicable Laws except where failure to do so would not, either individually or in the aggregate, have an Xpedior Material Adverse Effect. All amendments and actions required to bring each of the Xpedior Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken, except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date.

         (j) None of Xpedior or its Subsidiaries maintains or has any liability under any welfare benefit plan providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code and at the former employee's own expense). Except as set forth on the Xpedior Disclosure Schedule, Xpedior and its Subsidiaries have complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder. Other than money purchase pension plans, none of Xpedior, its Subsidiaries and their ERISA Affiliates maintains, sponsors or contributes to, or, to the knowledge of Xpedior, has ever maintained, sponsored or contributed to, any benefit plan subject to Title IV of ERISA, including but not limited to any multiple employer plan subject to Sections 4063 and 4064 of ERISA or any multiemployer plan as defined in Section 4001(a)(3) of ERISA.

         (k) Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (i) result in any material payment (including severance, unemployment compensation or golden parachute) becoming due to any director, employee or independent contractor of Xpedior or any of its Subsidiaries, (ii) materially increase any benefits otherwise payable under any Xpedior Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent other than vesting of the Stock Options in accordance with their terms.

         (l) Xpedior and each of its Subsidiaries are in compliance in all material respects with all applicable Laws and collective bargaining agreements with respect to all benefit plans, contracts and arrangements covering non-U.S. employees ("NON-U.S. XPEDIOR BENEFIT PLANS"). None of Xpedior and its Subsidiaries have any material unfunded liabilities under any Non-U.S. Xpedior Benefit Plan in violation of local Law or that would, if the plan were covered by ERISA, violate the funding obligations prescribed by ERISA. All benefits payable under each of the Non-U.S. Xpedior Benefit Plans are provided in accordance with the terms of the governing provisions of the relevant Non-U.S. Xpedior Benefit Plan. None of Xpedior and its Subsidiaries are aware of any failure to comply with any applicable Law which would or might result in the loss of tax approval or qualification of any Non-U.S. Xpedior Benefit Plan.

         (m) To the knowledge of Xpedior, all individuals providing services to Xpedior and its Subsidiaries have been properly characterized and treated as being either an employee or an independent contractor of such Person.

     Section 2.9 Labor Relations. There are no labor controversies pending or, to Xpedior's knowledge, threatened with respect to Xpedior or any of its Subsidiaries, and neither Xpedior nor any of its U.S. Subsidiaries is a party to any collective bargaining agreement with any labor union or other representative of employees. Except as set forth on the Xpedior Disclosure Schedule, no non-U.S. Subsidiary of Xpedior is a party to any collective bargaining agreement with any labor union or other representative of employees or any works' council or similar entity under applicable Laws. To the knowledge of Xpedior, there is no pending or threatened union organization activity by or among any of its or any of its Subsidiaries' employees. No independent contractors of the Company have asserted claims for benefits or compensation under any Benefit Plans.

     Section 2.10 Taxes. Xpedior and each of its Subsidiaries have duly filed all material federal, state, local and foreign income, franchise, excise, real and personal property and other Tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Xpedior or any of its Subsidiaries prior to the date hereof. All of the foregoing returns and reports are true and correct in all material respects, and Xpedior and its Subsidiaries have paid or, prior to the Closing Date will pay, all Taxes shown on such returns or reports as being due. Xpedior and each of its Subsidiaries have paid and will pay all installments of estimated taxes due on or before the Closing Date. Xpedior and each of its Subsidiaries have paid or made adequate provision in accordance with GAAP in the SEC Reports and Financial Statements for all Taxes payable in respect of all periods ending on or prior to the date of this Agreement and will have paid or provided for all Taxes payable in respect of all periods covered thereby. As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled. Xpedior and each of its Subsidiaries has paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Tax required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SEC Reports or Financial Statements have been established or which are being contested in good faith, except as would not have an Xpedior Material Adverse Effect. There are no claims or assessments pending against Xpedior or any of its Subsidiaries for any alleged deficiency in any Tax, and neither Xpedior nor any of its Subsidiaries has been notified in writing of any proposed Tax claims or assessments against Xpedior or any of its Subsidiaries. Neither Xpedior nor any of its Subsidiaries has been a member of a consolidated group filing a consolidated federal income Tax return (other than a consolidated group of which Metamor is the common parent), or has any liability for Taxes of any other Person (other than a member of the Metamor consolidated group) arising from the application of Treasury Regulation Section 1.1502-6 promulgated under the Code (or any analogous Law). No consent under Section 341(f) of the Code has been filed with respect to Xpedior or any of its Subsidiaries. Except as set forth on the Xpedior Disclosure Schedule, there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Xpedior or any of its Subsidiaries by reason of
Section 280G of the Code.

     Section 2.11 Compliance with Applicable Laws. Xpedior and each of its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities (the "PERMITS") necessary for them to own, lease or operate their properties and assets and to carry on their businesses substantially as now conducted or presently intended to be conducted, except for such permits, licenses, variances, exemptions, orders and approvals the failure of which to hold would not have an Xpedior Material Adverse Effect. The Permits are valid and in full force and effect except as would not have an Xpedior Material Adverse Effect. Except as set forth in the SEC Reports filed prior to the date hereof, the businesses of each of Xpedior and each of its Subsidiaries have not been, and are not being, conducted in violation of any Permit or any Law, arbitration award, agency requirement, license or permit of any Governmental Entity (a "GOVERNMENTAL REGULATION"), except for violations or possible violations that would not have an Xpedior Material Adverse Effect or prevent or materially burden or materially impair the ability of Xpedior to consummate the Transactions. Except as set forth in the SEC Reports filed prior to the date hereof, no material investigation or review by any Governmental Entity with respect to Xpedior or any of its Subsidiaries is pending or, to Xpedior's knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review. No material change is required in Xpedior's or any of its Subsidiaries' operations, properties or procedures to comply with any Permit, Law or Governmental Regulation, and Xpedior has not received any notice or communication of any material noncompliance with any Permit or Governmental Regulation that has not been cured as of the date hereof, except as would not have an Xpedior Material Adverse Effect.

     Section 2.12 Assets of Xpedior and Its Subsidiaries. Xpedior and each of its Subsidiaries has good and defensible title to all of its material properties and assets, free and clear of all liens, charges and encumbrances, except liens for Taxes not yet due and payable and such liens or other imperfections of title that do not individually or in the aggregate constitute an Xpedior Material Adverse Effect. All leases, easements, licenses, rights of way and other rights pursuant to which Xpedior or any of its Subsidiaries lease from others or otherwise have the right to use real or personal property, individually or in the aggregate material to the business of Xpedior (the "PROPERTY RIGHTS"), are valid and binding and are in full force and effect and enforceable against Xpedior or its Subsidiaries and, to Xpedior's knowledge, the other parties thereto, as applicable, in accordance with their respective terms, and there is not, under any such Property Right, any existing default or event of default (or event that with notice or lapse of time, or both, would constitute a default or event of default), except where the lack of such validity and effectiveness or the existence of such default or event of default does not and will not constitute an Xpedior Material Adverse Effect. Xpedior has made available to PSINet true and accurate copies of the documents creating or reflecting the Property Rights. No consent of any Person is needed in order for each Property Right to continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the Transactions, except for consents the absence of which would not have an Xpedior Material Adverse Effect. The tangible and intangible assets owned or leased by Xpedior and its Subsidiaries are all of the assets used in their respective businesses or necessary for them to conduct their respective businesses as presently conducted or presently intended to be conducted. All material items of tangible property used by Xpedior or its Subsidiaries in their businesses are in operable condition and adequate for the purposes used (normal wear and tear excepted).

     Section 2.13 Material Contracts. Neither Xpedior nor any of its Subsidiaries is a party or is subject to any contract, note, bond, mortgage, indenture, credit agreement, lease, license, agreement, understanding, instrument, bid or proposal (excluding any contract or arrangement that is or is associated with a Benefit Plan), or any amendment or modification thereto (collectively, "CONTRACTS"), that is required to be described in or filed as an exhibit to any SEC Report that is not so described in or filed as required by the Securities Act or the Exchange Act, as the case may be. All Contracts to which Xpedior or any of its Subsidiaries is a party, or by which any of them is bound, are valid and binding and are in full force and effect and enforceable against Xpedior, its Subsidiaries and, to the knowledge of Xpedior, the other party or parties thereto in accordance with their respective terms, and no consent of any Person is needed in order for each Contract to continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the Transactions, except for any failure to be in full force and effect or failure to obtain a consent that would not, in the aggregate with all other such failures, have an Xpedior Material Adverse

Effect. Neither Xpedior nor any of its Subsidiaries is in violation or breach of, or default in any material respect under, any Contract to which it is a party or by which it is bound, nor, to Xpedior's knowledge, is any other party to any such Contract in violation or breach of or default in any material respect under any such Contract.

     Section 2.14 Intellectual Property.

         (a) Except as set forth on the Xpedior Disclosure Schedule, Xpedior and each of its Subsidiaries, directly or indirectly, own, license or otherwise have legally enforceable rights to use, or can acquire on reasonable terms and without material expense, all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software and applications and tangible or intangible proprietary information or materials, that are material to and used in the businesses of Xpedior or any of its Subsidiaries as presently conducted or presently intended to be conducted (the "INTELLECTUAL PROPERTY RIGHTS").

         (b) In the case of Intellectual Property Rights owned by Xpedior or one of its Subsidiaries, either Xpedior or such Subsidiary owns such Intellectual Property Rights free and clear of any material liens, charges or encumbrances. Xpedior or one of its Subsidiaries has an adequate right to the use of the Intellectual Property Rights or the material covered thereby in connection with the services or products in respect of which such Intellectual Property Rights are being used. The manufacture, sale, licensing or use of any of the services or products of Xpedior or any of its Subsidiaries as now manufactured, sold, licensed or used, or proposed for manufacture, sale, licensing or use, by Xpedior or any of its Subsidiaries in the ordinary course of Xpedior's business, as presently conducted or presently intended to be conducted, does not infringe on any copyright, patent, trade mark, service mark or trade secret of a third party where such infringement could have an Xpedior Material Adverse Effect. The use by Xpedior or any of its Subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how or applications used in the businesses of Xpedior or any of its Subsidiaries as presently conducted or presently intended to be conducted does not infringe on any other Person's trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how or applications where such infringement could have an Xpedior Material Adverse Effect. Except as set forth on the Xpedior Disclosure Schedule, Xpedior has not received any information challenging the ownership by Xpedior or any of its Subsidiaries, or the validity of, any of the Intellectual Property Rights. All registered patents, trademarks, service marks and copyrights held by Xpedior and its Subsidiaries are valid and subsisting, except to the extent any failure to be valid and subsisting does not constitute an Xpedior Material Adverse Effect. To the knowledge of Xpedior, there is no material unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, including any employee or former employee of Xpedior or any of its Subsidiaries. Xpedior or one of its Subsidiaries has valid, binding and enforceable agreements with each employee, former employee and contractor who has or has had access to confidential or proprietary intellectual property of Xpedior or any of its Subsidiaries pursuant to which such Person is required to maintain the confidentiality of such information for a reasonable period of time, or such agreements are not necessary to adequately protect the interests of Xpedior or such Subsidiary. No Intellectual Property Right is subject to any known outstanding decree, order, judgment or stipulation restricting in any manner the licensing thereof by Xpedior or any of its Subsidiaries, except to the extent any such restriction does not constitute an Xpedior Material Adverse Effect.

         (c) The computer systems, software, hardware, firmware, middleware and other information technology (collectively, "INFORMATION TECHNOLOGY") of Xpedior and each of its Subsidiaries are Year 2000 Ready, except as would not have an Xpedior Material Adverse Effect, and none of Xpedior and its Subsidiaries has experienced any material disruption in their Information Technology or in the services and products provided to them by their vendors and suppliers as a result of the occurrence of the year 2000. "YEAR 2000 READY" means that Information Technology is designed to be used prior to, during and after the calendar year 2000 A.D., and such Information Technology will accurately receive, provide and process date/time data (including calculating, comparing, sequencing and making leap year calculations) from, into and between the twentieth and twenty-first centuries A.D., and will not malfunction, cease to function or provide invalid or incorrect results as a result of any date/time data (including to the extent that other Information Technology used in combination with such Information Technology properly exchanges date/time data with it).

     Section 2.15 Interested Party Transactions. Since its inception, or as described in the SEC Reports, no event has occurred that would be required to be reported by Xpedior pursuant to Item 404 of Regulation S-K promulgated by the SEC. Except as expressly set forth in the Xpedior Disclosure Schedule, there are no agreements, arrangements, understandings or commitments (including Debt, guarantees, financial support or keep whole arrangements) between or involving Xpedior or any one or more of its Subsidiaries, on the one hand, and Metamor or any one or more of its Subsidiaries (other than Xpedior and its Subsidiaries), on the other hand.

     Section 2.16 Environmental Matters. Except as disclosed on the Xpedior Disclosure Schedule or in the SEC Reports, and excluding matters that would not have an Xpedior Material Adverse Effect:

         (a) Xpedior and each of its Subsidiaries (i) are in compliance with all Environmental Laws and are not subject to any asserted liability or, to Xpedior's knowledge, any unasserted liability (including liability with respect to current or former Subsidiaries or operations), under any Environmental Laws,
(ii) hold or have applied for all Environmental Permits required for their properties or operations, and (iii) are in compliance with their respective Environmental Permits;

         (b) none of Xpedior and its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Xpedior or any of its Subsidiaries is or may be in violation of, or liable under, any Environmental Law;

         (c) none of Xpedior and its Subsidiaries (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of Xpedior and its Subsidiaries, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (ii) has received written notice asserting that it is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials; and

         (d) none of the real property owned or leased by Xpedior or any of its Subsidiaries is listed on or, to the knowledge of Xpedior, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

For purposes of this Agreement:

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "ENVIRONMENTAL LAWS" means any applicable federal, state, local, foreign or supranational statute, Law, ordinance, regulation, rule, code, treaty, writ or order, and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion or agency requirement, in each case having the force and effect of Law, relating to the pollution, protection, investigation or restoration of the environment, health and safety or natural resources, including those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution, contamination or any injury or threat of injury to Persons or property, or to the siting, construction, operation, closure and post-closure care of waste disposal, handling and transfer facilities.

     "ENVIRONMENTAL PERMITS" means any Permit, approval, identification number, license or other authorization required under any Environmental Law.

     "HAZARDOUS MATERIALS" means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls, or (ii) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any Environmental Law.

     Section 2.17 Restrictions on Business Activities. Except as set forth on the Xpedior Disclosure Schedule, there is no Contract, judgment, injunction, order or decree binding upon Xpedior or any of its Subsidiaries or any of their properties which has had or could reasonably be expected to have the effect of prohibiting or materially impairing (a) any material business practice of Xpedior, any of its Subsidiaries or, to the knowledge of Xpedior, PSINet or any of its Affiliates, or (b) the conduct of any material business by Xpedior, any of its Subsidiaries or, to the knowledge of Xpedior, PSINet or any of its Affiliates, as currently conducted or as currently proposed to be conducted by Xpedior and its Subsidiaries.

     Section 2.18 Certain Business Practices. Neither Xpedior nor any of its Subsidiaries, nor any director, officer, employee or agent of Xpedior or any of its Subsidiaries, has in any material respect (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic governmental official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (d) made any other unlawful payment.

     Section 2.19 Insurance. Xpedior has adequate insurance covering all of the customarily insurable liabilities, including product liability, director and officer liability, and general and casualty liabilities, in each case with financially secure insurers.

     Section 2.20 Brokers; Expenses. Except as set forth on the Xpedior Disclosure Schedule, no agent, broker, finder, investment banker or other firm or Person is or will be entitled to any broker's or finder's fee or other similar commission or fee in connection with the Transactions based upon arrangements made by or on behalf of Xpedior.

     Section 2.21 Private Offering.

         (a) Neither Xpedior nor any Person acting on its behalf has taken or will take any action which might subject the offering, issuance or sale of the Convertible Note (or the Series A Preferred Stock into which it is convertible or the Common Stock into which the Series A Preferred Stock is convertible or with which dividends upon the Series A Preferred Stock may be paid) to the registration requirement of Section 5 of the Securities Act, or that would make the Transactions ineligible for exemption under Rule 506 promulgated under the Securities Act. Assuming the accuracy of the representations and warranties of PSINet set forth in this Agreement, the offer, sale and issuance of the Convertible Note to PSINet pursuant to this Agreement is exempt from the registration requirement of Section 5 of the Securities Act.

         (b) Neither Xpedior nor any Person acting on its behalf has distributed any offering materials in connection with the offering and sale of the Convertible Note, or solicited any offer to buy or sell the Convertible Note by means of any form of general solicitation or advertising.

         (c) Neither Xpedior nor any Person acting on its behalf has issued or sold, or offered to issue or sell, any shares of the Convertible Note to any Person other than PSINet.

     Section 2.22 Investment Company. Xpedior is not, and is not controlled by, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PSINET

     PSINet represents and warrants to Xpedior that, except as disclosed on the PSINet Disclosure Schedule which has been delivered to Xpedior prior to the execution of this Agreement (the "PSINET DISCLOSURE SCHEDULE"):

Section 3.1 Organization and Qualification. PSINet is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

     Section 3.2 Authority Relative to this Agreement. PSINet has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by PSINet, and the consummation by PSINet of the Transactions, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of PSINet are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by PSINet and, assuming the due authorization, execution and delivery hereof by Xpedior, constitutes a legal, valid and binding obligation of PSINet, enforceable against PSINet in accordance with its terms.

     Section 3.3 No Conflicts, Required Filings and Consents.

         (a) The execution and delivery of this Agreement by PSINet does not, and the performance of this Agreement and consummation of the Transactions by PSINet will not, (i) conflict with or violate the certificate of incorporation or by-laws of PSINet, (ii) assuming the consents, approvals, authorizations and waivers specified in Section 3.3(b) have been received and any condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with or violate any Law applicable to PSINet or by which any property or asset of PSINet is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of PSINet pursuant to, any contract, agreement, note, bond, mortgage, indenture, credit agreement, lease, license, permit, franchise or other instrument or obligation to which PSINet is a party or by which PSINet or any property or asset of PSINet is bound or affected, except in the case of clauses (ii) or (iii) for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above that would not prevent or materially delay the consummation of the Transactions.

         (b) The execution and delivery of this Agreement by PSINet does not, and the performance of this Agreement and consummation of the Transactions by PSINet will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Entity, except as required pursuant to the Exchange Act, Merger Control Laws, and regulations promulgated thereunder, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the consummation of the Transactions.

     Section 3.4 Brokers. Except as set forth on the PSINet Disclosure Schedule, no agent, broker, finder, investment banker or other firm or Person is or will be entitled to any broker's or finder's fee or other similar commission or fee in connection with the Transactions based upon arrangements made by or on behalf of PSINet.

     Section 3.5 Investment Intent. PSINet is acquiring the Convertible Note for its own account for investment purposes only and not with a view to or for distributing or reselling such Convertible Note, or any part thereof or interest therein; provided, however, that this Section 3.5 shall not prejudice in any way PSINet's right at all times to sell or otherwise convert or dispose of all or any part of such Convertible Note (or all or any part of the Series A Preferred Stock into which it may be converted or all or any part of the Common Stock issuable as a dividend upon the Series A Preferred Stock or into which the Series A Preferred Stock may be converted) pursuant to an effective registration statement under the Securities Act, or under an exemption from such registration, and, in each case, in compliance with applicable Blue Sky Laws.

     Section 3.6 Status. PSINet is, and at the Closing Date, will be, an "accredited investor" as defined in Rule 501(a) under the Securities Act.

                                   ARTICLE IV

                                    COVENANTS

     Section 4.1 Access to Information. As soon as practicable after the date hereof, Xpedior shall use its reasonable best efforts to cooperate with and assist PSINet and PSINet's independent public accountants in the compilation and preparation of all financial statements and financial statement schedules of Xpedior in accordance with GAAP, and to obtain such reports and consents of Xpedior's independent public accountants, as may be necessary or deemed advisable by PSINet to comply with its SEC reporting and disclosure requirements, if any. Xpedior shall deliver to PSINet's independent public accountants or Xpedior's independent public accountants all engagement letters and management representation letters as may be reasonably requested by PSINet or such accountants. Xpedior shall use its reasonable best efforts to cause its independent public accountants to cooperate with and assist PSINet and its independent public accountants in the preparation of any financial statements contemplated by this Section 4.1.

     Section 4.2 Furnishing of Information. As long as PSINet owns the Convertible Note or any shares of Series A Preferred Stock or Common Stock, Xpedior covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Xpedior after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. If at any time prior to the date on which PSINet may resell all of the shares of Common Stock acquired by it as a dividend upon, or upon conversion of, the Series A Preferred Stock without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act (as determined by counsel to Xpedior, which may be counsel employed by Xpedior, pursuant to a written opinion letter to such effect, if necessary, addressed and acceptable to Xpedior's transfer agent for the benefit of and also addressed to PSINet) Xpedior is not required to file reports pursuant to such sections, it will prepare and furnish to PSINet, and make publicly available, information in accordance with Rule 144(c) promulgated under the Securities Act. Xpedior further covenants that it will take such further action as any holder of the Convertible Note or Series A Preferred Shares may reasonably request, all to the extent required from time to time to enable such Person to sell such shares of Common Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including providing the legal opinion referenced above in this Section 4.2 (if required by Xpedior's transfer agent). Upon the request of any such Person, Xpedior shall deliver to such Person a written certification of Xpedior executed by a duly authorized officer on behalf of Xpedior as to whether it has complied with such requirements of Rule 144(c).

     Section 4.3 Integration. Xpedior shall not, and shall use its reasonable best efforts to ensure that none of its Affiliates, agents or representatives shall, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of any "security" (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Convertible Note or the Series A Preferred Stock in a manner that would require the registration under the Securities Act of the issue or sale of the Convertible Note or the Series A Preferred Stock to PSINet.

     Section 4.4 Adoption of Shareholder Rights Plan. As long as PSINet or any of its Affiliates owns the Convertible Note or any shares of Series A Preferred Stock or Common Stock, Xpedior covenants not to implement a shareholder rights plan, arrangement or any similar plan or agreement.

     Section 4.5 Information Statement. Xpedior shall promptly prepare and file with the SEC an information statement relating to this Agreement, the Transactions and the authorization and issuance of the Convertible Note hereunder (the "INFORMATION STATEMENT"), incorporate in the Information Statement the reasonable comments of PSINet and its counsel, and use all reasonable efforts to cause the Information Statement to be mailed to its shareholders as promptly as practicable after the date hereof pursuant to Rule 14c-2(b) under the Exchange Act. Xpedior shall mail the Information Statement (and all other materials required to be mailed therewith) to its stockholders as promptly as practicable after the passage of the ten-day period required by Rule 14c-5(a) under the Exchange Act and shall take all other actions required under Regulation 14C under the Exchange Act in connection with this Agreement, the Transactions and the issuance of the Series A Preferred Stock hereunder. PSINet shall cooperate with Xpedior and provide Xpedior with such information, and provide such other assistance, as Xpedior may reasonably request in order to promptly prepare, file and mail the Information Statement.

     Section 4.6 Repayment of Metamor Note. Xpedior shall, on or before the Closing Date, pay to Metamor the Metamor Payable.

     Section 4.7 Transfer Restrictions.

         (a) Securities may only be disposed of pursuant to an effective registration statement under the Securities Act, to Xpedior, or pursuant to an available exemption therefrom or in a transaction not subject to the registration requirements thereof. In connection with any transfer of any Securities other than pursuant to an effective registration statement or to Xpedior, Xpedior may require that the transferor thereof provide to Xpedior an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to Xpedior, to the effect that such transfer does not require registration under the Securities Act. Except as otherwise expressly provided herein, neither the Convertible Note nor the Series A Preferred Stock may be sold, hypothecated (other than pursuant to a bona fide loan arrangement with a broker, dealer or financial institution), transferred or otherwise conveyed by PSINet or any direct or indirect permitted transferee thereof without the prior written consent of Xpedior, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, Xpedior hereby consents to and agrees to register on its book and records (i) any transfer by PSINet to (A) any Affiliate of PSINet, or (B) any Affiliate of a permitted transferee company, and (ii) any transfers among any such Affiliates or permitted transferees. With respect to any such transfer, no documentation shall be required other than (i) executed transfer documents, and (ii) an executed instrument of such transferee pursuant to which such transferee makes representations and warranties to Xpedior to the same effect as those as set forth in

Sections 3.5 and 3.6 and agrees to be bound by the terms of this Agreement and the Registration Rights Agreement. Any transferee of Securities pursuant to this
Section 4.7(a) shall have the rights and obligations of PSINet under this Agreement and of a "Holder" under the Registration Rights Agreement.

         (b) PSINet agrees to the imprinting, so long as is required by this
Section 4.7(b) of the following legend on the Securities:

          NEITHER THESE SECURITIES [NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE] HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

Securities shall not contain the legend set forth above if the conversion of Series A Preferred Stock, or other issuance of such Securities, occurs at any time while a registration statement is effective with respect thereto under the Securities Act or, in the event there is not such an effective registration statement at such time, if in the opinion of counsel to Xpedior such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncement issued by the staff of the SEC). Xpedior agrees that it will provide PSINet, upon request, with a certificate or certificates representing the Securities, free from such legend, at such time as such legend is no longer required hereunder. Xpedior shall not make any notation on its records or give any instructions to any transfer agent of Xpedior which enlarge the restrictions on transfer set forth in this Section 4.7.

     Section 4.8 Acknowledgment of Dilution. Xpedior acknowledges that the issuance of the Common Stock upon conversion of the Series A Preferred Stock may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. Xpedior further acknowledges that, subject to the terms of the Certificate of Designations and applicable Law, after the Closing its obligations to issue Series A Preferred Stock in accordance with the terms of the Convertible Note and to issue Common Stock in accordance with the terms of the Series A Preferred Stock are unconditional and absolute regardless of the effect of any such dilution.

     Section 4.9 Copies and Use of Disclosure Materials. Xpedior consents to the use of the SEC Reports, any reports filed by Xpedior under the Exchange Act after the date hereof and any information provided by Xpedior pursuant to
Section 4.2 of this Agreement, and any amendments and supplements thereto, by PSINet in connection with resales of the Securities other than pursuant to an effective registration statement. Xpedior makes no representation or warranty as to the continued completeness or accuracy of any of the SEC Reports or any other such reports and undertakes no obligations to update any of the SEC Reports or any such reports after the Closing Date, except as and to the extent required under the Exchange Act and the Registration Rights Agreement.

     Section 4.10 Increase in Authorized Shares. At such time or times as Xpedior would be, if a notice of conversion were to be delivered on such date, precluded from converting the Convertible Note or the then outstanding Series A Preferred Stock by reason of an insufficient number of authorized shares of Series A Preferred Stock or Common Stock then being authorized for issuance, the Board of Directors of Xpedior shall take the actions set forth in the Convertible Note or the Certificate of Designations, as applicable.

     Section 4.11 Listing of Underlying Shares. Xpedior shall use its reasonable best efforts to maintain the listing of its Common Stock on the Nasdaq National Market (or any other national securities exchange or market on which the Common Stock is then listed or quoted). In addition, if at any time the number of shares of Common Stock then issuable upon conversion of all then issued shares of Series A Preferred Stock, plus the number of shares of Common Stock reserved for issuance upon payment of dividends upon the Series A Preferred Stock (assuming all dividends are paid in shares of Common Stock), is greater than the number of shares of Common Stock theretofore listed with the Nasdaq National Market (and any such other national securities exchange or market), then Xpedior shall promptly take such action to file an additional shares listing application so that a number of shares equal to the number of shares of Common Stock as would then be issuable upon conversion of all of the Series A Preferred Stock, plus the number of shares of Common Stock reserved for issuance upon payment of dividends upon the Series A Preferred Stock (assuming all dividends are paid in shares of Common Stock), shall have been listed with the Nasdaq National Market (and any such other national securities exchange or market).

     Section 4.12 Conversion Obligations of Xpedior. Xpedior shall honor conversions of the Convertible Note and the Series A Preferred Stock and shall deliver Series A Preferred Stock and Common Stock in accordance with the terms and conditions and time periods set forth in the Convertible Note and the Certificate of Designations, as applicable. Each of the parties hereto agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 4.12 and to enforce specifically this Section 4.12 and the terms and provisions of this Section 4.12 in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties to this Agreement and the matter, in addition to any other remedy to which they may be entitled, at Law or in equity.

     Section 4.13 Rights and Warrants. If Xpedior, at any time while the Convertible Note or any shares of Series A Preferred Stock are outstanding, shall issue any rights and/or warrants to all of the holders of Common Stock as a class entitling them to subscribe for or purchase shares of Common Stock, then PSINet shall receive an amount of such rights and/or warrants equal to the number of rights and/or warrants it would have received, at the time of issuance of such rights and/or warrants, if it had then converted the Convertible Note and all of its shares of Series A Preferred Stock and if all dividends due but not yet paid on the Preferred Stock had been paid in shares of Common Stock.

                                   ARTICLE V

                               GENERAL PROVISIONS

     Section 5.1 Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement shall survive the Closing.

     Section 5.2 Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to Xpedior:

         Xpedior Incorporated
         One North Franklin, Suite 1500
         Chicago, Illinois 60606
         Attention:   Executive Vice President and Chief Operating Officer
         Telecopy:    (312) 251-2460

     With a copy to:

         Xpedior Incorporated
         35 Corporate Drive, 4th Floor
         Burlington, Massachusetts 01803
         Attention:  Caesar J. Belbel, Esq., Senior Vice President,
                      General Counsel and Secretary
         Telecopy:  (781) 685-4726

     And to:

         Ropes & Gray
         One International Place
         Boston, Massachusetts 02110
         Attention:   Ann L. Milner, Esq.
         Telecopy:    (617) 951-7050

     If to PSINet:

         PSINet Inc.
         44983 Knoll Square
         Alexandria, Virginia 20147
         Attention:    Chairman and Chief Executive Officer
         Telecopy:    (703) 726-4250

     With a copy to:

         PSINet Inc.
         44983 Knoll Square
         Alexandria, Virginia 20147
         Attention:   Kathleen B. Horne, Esq., Senior Vice
                      President and General Counsel
         Telecopy:    (703) 726-5254

     And to:

         Nixon Peabody LLP
         437 Madison Avenue
         New York, New York 10022
         Attention:   Richard F. Langan, Jr., Esq.
         Telecopy:    (212) 940-9940

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 5.2.

     Section 5.3 Specific Performance. The parties hereto agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement, the Convertible Note, the Certificate of Designations or the Registration Rights Agreement, and to enforce specifically the terms and provisions hereof and thereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, the Convertible Note, the Certificate of Designations or the Registration Rights Agreement, at Law or in equity.

     Section 5.4 Entire Agreement. This Agreement, the Convertible Note, the Certificate of Designations and the Registration Rights Agreement (including the documents and instruments referred to herein and therein) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     Section 5.5 Assignments; Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure solely to the benefit of (a) each party hereto, and (b) any permitted transferee of the Convertible Note or shares of the Series A Preferred Stock (or the Common Stock issuable in payment of dividends upon, or upon conversion of, the Series A Preferred Stock), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights.

     Section 5.6 Governing Law. This Agreement shall be governed in all respects by the Laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of Law). The non-exclusive venue for the adjudication of any dispute or proceeding arising out of this Agreement or the performance hereof shall be the courts located in Newcastle County, Delaware, and the parties hereto each consents to and hereby submits to the jurisdiction of any court located in Newcastle County, Delaware or any Federal courts located in Delaware.

     Section 5.7 Headings; Disclosure. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Any disclosure by Xpedior or PSINet in any portion of its respective Disclosure Schedule shall be deemed disclosure in each other portion of such Disclosure Schedule to which such disclosure reasonably relates on its face.

     Section 5.8 Certain Definitions and Rules of Construction.

         (a) As used in this Agreement:

     "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

     "AGREEMENT" has the meaning set forth in the preamble to this Agreement.

     "ANNUAL FINANCIAL STATEMENTS" has the meaning set forth in Section 2.5(b).

     "BLUE SKY LAWS" has the meaning set forth in Section 2.4(b).

     "BENEFIT PLANS" has the meaning set forth in Section 2.8(a).

     "CERCLA" has the meaning set forth in Section 2.16.

     "CERTIFICATE OF DESIGNATIONS" has the meaning set forth in Section 1.2.

     "CLOSING" has the meaning set forth in Section 1.3.

     "CLOSING DATE" has the meaning set forth in Section 1.3.

     "CODE" has the meaning set forth in Section 2.8(a).

     "COMMON STOCK" has the meaning set forth in Section 2.2(a).

     "CONTRACTS" has the meaning set forth in Section 2.13.

     "CONVERTIBLE NOTE" has the meaning set forth in the preamble to this Agreement.

     "DEBT" means, with respect to any Person, all indebtedness of such Person for borrowed money or the deferred purchase price of property or services (excluding trade payables and other accrued current liabilities arising in the ordinary course of business), obligations of such Person evidenced by bonds, notes, indentures or similar instruments, obligations of such Person under interest rate agreements, currency hedging agreements, commodity price protection agreements or similar hedging instruments, capital lease obligations of such Person, redeemable capital stock of such Person and any other obligations of such Person classified as indebtedness under GAAP.

     "ENVIRONMENTAL LAWS" has the meaning set forth in Section 2.16.

     "ENVIRONMENTAL PERMITS" has the meaning set forth in Section 2.16.

     "ERISA" has the meaning set forth in Section 2.8(a).

     "ERISA AFFILIATE" has the meaning set forth in Section 2.8(a).

     "EXCHANGE ACT" has the meaning set forth in Section 2.5(a).

     "FINANCIAL STATEMENTS" has the meaning set forth in Section 2.5(c).

     "GAAP" has the meaning set forth in Section 2.5(b).

     "GOVERNMENTAL ENTITY" has the meaning set forth in Section 2.4(b).

     "GOVERNMENTAL REGULATION" has the meaning set forth in Section 2.11.

     "HAZARDOUS MATERIALS" has the meaning set forth in Section 2.16.

     "INFORMATION STATEMENT" has the meaning set forth in Section 5.7.

     "INFORMATION TECHNOLOGY" has the meaning set forth in Section 2.14(c).

     "INTELLECTUAL PROPERTY RIGHTS" has the meaning set forth in Section
2.14(a).

     "IRS" has the meaning set forth in Section 2.8(c).

     "LAW" or "LAWS" means any domestic (federal, state or local), foreign or supranational law, rule, regulation, order, judgment or decree.

     "LIENS" has the meaning set forth in Section 2.2(b).

     "MERGER CONTROL LAWS" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, and the Law of any other Governmental Entity with respect to competition, mergers or other business combinations.

     "METAMOR" has the meaning set forth in Section 1.4.

     "METAMOR PAYABLE" has the meaning set forth in Section 1.4.

     "NON-U.S. BENEFIT PLANS" has the meaning set forth in Section 2.8(l).

     "PERMITS" has the meaning set forth in Section 2.11.

     "PERSON" shall include individuals, corporations, partnerships, limited liability companies, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

     "PREFERRED STOCK" has the meaning set forth in Section 2.2(a).

     "PROPERTY RIGHTS" has the meaning set forth in Section 2.12.

     "PSINET" has the meaning set forth in the preamble to this Agreement.

     "PSINET DISCLOSURE SCHEDULE" has the meaning set forth in Article III, Introduction.

     "PURCHASE PRICE" has the meaning set forth in Section 1.1.

     "QUARTERLY FINANCIAL STATEMENTS" has the meaning set forth in Section
2.5(c).

     "REGISTRATION RIGHTS AGREEMENT" has the meaning set forth in Section 1.4.

     "SEC" has the meaning set forth in Section 2.5(a).

     "SEC REPORTS" has the meaning set forth in Section 2.5(a).

     "SECURITIES" means the Series A Preferred Stock and the Common Stock issued or issuable as dividends upon, or upon conversion of, Series A Preferred Stock.

     "SECURITIES ACT" has the meaning set forth in Section 2.4(b).

     "SERIES A PREFERRED STOCK" has the meaning set forth in the preamble to this Agreement.

     "STOCK OPTIONS" has the meaning set forth in Section 2.2(a).

     "SUBSIDIARY" or "SUBSIDIARIES" means, with respect to PSINet, Xpedior or any other Person, any corporation, partnership, joint venture or other legal entity of which PSINet, Xpedior or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     "TAX" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers' compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or addition to tax imposed by, any Governmental Entity.

     "TRANSACTIONS" means the transactions contemplated by this Agreement, the Certificate of Designations and the Registration Rights Agreement.

     "XPEDIOR" has the meaning set forth in the preamble to this Agreement.

     "XPEDIOR BENEFIT PLANS" has the meaning set forth in Section 2.8(a).

     "XPEDIOR DISCLOSURE SCHEDULE" has the meaning set forth in Article II, Introduction.

     "XPEDIOR MATERIAL ADVERSE EFFECT" means any circumstance, event or occurrence, or any series of circumstances, events or occurrences, which individually or in the aggregate with all other circumstances, events or occurrences would be reasonably likely to have a material adverse effect on the business, assets, operations, financial condition, revenues or results of operations of Xpedior and its Subsidiaries taken as a whole, other than any change, circumstances or effect relating to (i) a change after the date of this Agreement in Law or GAAP, or in any interpretations thereof, that applies to Xpedior or its Subsidiaries, (ii) the economy or securities markets in general, or (iii) the industries in which Xpedior operates in general and not specifically relating to Xpedior.

     "YEAR 2000 READY" has the meaning set forth in Section 2.14(c).

         (b) Other Rules of Construction.

            (i) References in this Agreement to any gender shall include references to all genders. Unless the context otherwise requires, references in the singular include references in the plural and vice versa. References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements.

            (ii) The words "include", "including" and "includes" shall each be deemed to be followed by the phrase "without limitation" or the phrase "but not limited to" in all places where such words appear in this Agreement. The word "or" shall be deemed to be inclusive.

            (iii) This Agreement is the joint drafting product of PSINet and Xpedior, and each provision has been subject to negotiation and agreement and shall not be construed for or against either party as drafter thereof.

            (iv) In each case in this Agreement where this Agreement or a Contract is represented or warranted to be enforceable, such representation or warranty will be deemed to include a limitation thereon to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors' rights generally and to general equitable principles, whether applied in equity or at Law.

            (v) All references in this Agreement to financial terms shall be deemed to refer to such terms as they are defined under GAAP, consistently applied.

     Section 5.9 Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

     Section 5.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the Transactions are not affected in any manner materially adverse to either party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

     Section 5.11 Fees and Expenses. Whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.

     Section 5.12 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 5.13 Waiver. At any time prior to the Closing, the parties hereto may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(b) waive any inaccuracies in the representations and warranties by the other party contained herein or in any documents delivered by the other party pursuant hereto, and (c) waive compliance with any of the agreements of the other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     IN WITNESS WHEREOF, PSINet and Xpedior have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                   PSINET INC.


                                   By:    /s/ Harold S. Wills
                                   Name:  Harold S. Wills
                                   Title:  President and Chief Operating Officer


                                   XPEDIOR INCORPORATED


                                   By:    /s/ David N. Campbell
                                   Name:  David N. Campbell
                                   Title:  President and Chief Executive Officer